UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 2, 2015 (August 28, 2015)

Stonegate Mortgage Corporation

(Exact name of registrant as specified in its charter)

Ohio	001-36116	34-1194858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9190 Priority Way West Drive, Suite 300

Indianapolis, Indiana 46240

(Address of principal executive offices)

Registrant’s telephone number, including area code: (317) 663-5100

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information set forth under Item 5.02 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.

Item 5.02 Compensatory Arrangements of Certain Officers

As previously announced, effective as of September 10, 2015, James J. Cutillo will cease to serve as the Company’s Chief Executive Officer and as an employee of the Company, and will resign as an officer and director of the Company. In connection with his employment termination, the Company entered into a separation and release agreement with Mr. Cutillo, dated September 1, 2015 (the “Separation Agreement”), with respect to the terms of his separation. Pursuant to the Separation Agreement, Mr. Cutillo will receive certain severance payments and benefits consistent with his employment agreement with the Company, dated as of March 9, 2012, as amended May 14, 2013. Mr. Cutillo will remain subject to a non-competition restriction for 12 months following his termination, a non-solicitation restriction for two years following his termination and perpetual restrictions. In addition, certain outstanding equity awards previously granted to Mr. Cutillo for his prior service will vest and become exercisable. The Separation Agreement with Mr. Cutillo is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Effective as of September 1, 2015, Mr. Cutillo and the Company entered into a consulting agreement (the “Consulting Agreement”), which provides that Mr. Cutillo will serve as a consultant following the termination of his employment with the Company. The term of Mr. Cutillo’s consulting engagement will be from September 11, 2015 until March 11, 2016. Mr. Cutillo will receive a monthly retainer of $10,000 for up to 40 hours of service per month, with services exceeding 40 hours in any month to be compensated at the rate of $150 per hour. The Consulting Agreement contains confidentiality and non-disparagement restrictions. The Consulting Agreement with Mr. Cutillo is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

As previously announced, Richard A. Kraemer will serve as Interim Chief Executive Officer until a permanent Chief Executive Officer is appointed. On September 1, 2015, Mr. Kraemer and the Company entered into a letter agreement (the “Letter Agreement”), which provides that Mr. Kraemer will be employed, effective as of September 10, 2015, on an at-will basis as Interim Chief Executive Officer and will receive base salary at a weekly rate of $10,500 (effective as of August 31, 2015). Mr. Kraemer will be eligible to receive a special transition award at the completion of his service as Interim Chief Executive Officer, or if earlier, the first anniversary of his start date, paid in the form of Company common stock in an amount determined by the Company’s Board based on the evaluation of business objectives specified by the Board. Mr. Kraemer will also be entitled to reimbursement of reasonable expenses incurred for his travel and housing in connection with the performance of his duties. During the period of his employment, he will also be entitled to all standard employee benefits afforded to Stonegate’s executive employees. The Letter Agreement with Mr. Kraemer is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

As previously announced, the Board of the Company has appointed James V. Smith as President and Chief Operating Officer of the Company, effective as of September 3, 2015. Certain terms and conditions of Mr. Smith’s employment as President and Chief Operating Officer are set forth in an offer letter provided by the Company in connection with his appointment, dated August 28, 2015 (the “Offer Letter”). The Offer Letter provides that Mr. Smith will be employed on an at-will basis as President and Chief Operating Officer and will receive base salary at an annual rate of $365,000. Mr. Smith will participate in the Company’s Annual Incentive Plan, with bonuses for 2015 pro-rated based on the number of days from September 3, 2015 he is employed as President and Chief Operating Officer. Mr. Smith will also receive a grant of 60,000 restricted stock units (“RSUs”) under Company’s 2013 Omnibus Incentive Compensation Plan, Such RSUs will vest as to one-third on the six-month anniversary of Mr. Smith’s start date, and an additional one-third on each of the first and second anniversaries of Mr. Smith’s start date, in each case, subject to his continued employment. These RSUs will vest upon a change in control of the Company if Mr. Smith has remained employed through the date of the change in control. Mr. Smith’s Offer Letter is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

The above descriptions are qualified in their entirety by reference to the terms of the Separation Agreement, Consulting Agreement, Letter Agreement and Offer Letter, attached hereto as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4, respectively.

Item 9.01 Financial Statements and Exhibits

(a) - (c) Not applicable.

(d) Exhibits:

10.1	Separation and Release Agreement, by and between Stonegate Mortgage Corporation and James J. Cutillo, dated September 1, 2015

10.2	Consulting Agreement, by and between Stonegate Mortgage Corporation and James J. Cutillo, dated September 1, 2015

10.3	Letter Agreement between Stonegate Mortgage Corporation and Richard A. Kraemer, dated September 1, 2015

10.4	Offer Letter from Stonegate Mortgage Corporation to James V. Smith, dated August 28, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STONEGATE MORTGAGE CORPORATION
(Registrant)

Date: September 2, 2015	By:	/s/ Robert B. Eastep
Robert B. Eastep
Chief Financial Officer
(Principal Financial Officer and Duly Authorized Officer)